EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the purchase of shares on the NASDAQ Global Market.  The prices reported below reflect the weighted average purchase price of the shares of Common Stock purchased on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
10/6/20111	Purchase	$10.04	4400
10/7/20112	Purchase	$7.55	94374
10/10/20113	Purchase	$7.43	82414
10/11/20114	Purchase	$7.99	70000

1 This transaction was executed in multiple trades at prices ranging from $9.98 - 10.20.
2 This transaction was executed in multiple trades at prices ranging from $7.25 - 8.15.
3 This transaction was executed in multiple trades at prices ranging from $7.28 - 7.60.
4 This transaction was executed in multiple trades at prices ranging from $7.55 - 8.00.